UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

DARÉ BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Special Meeting of Stockholders

To Be Held On [●], 2026

Dear Stockholder:

Notice is hereby given that a special meeting of stockholders of Daré Bioscience, Inc., a Delaware corporation, will be held on [●], 2026, at 9:00 a.m. Pacific Time for the following purposes, as more fully described in the accompanying proxy statement:

1.	to approve, in accordance with Nasdaq listing rules, the potential future issuance of shares of our common stock upon the exercise of outstanding warrants; and

2.	to approve the adjournment of the meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes to approve Proposal 1.

The special meeting will be held entirely online via live audio webcast. The record date for the special meeting is [●], 2026. Stockholders owning the company’s common stock at the close of business on the record date, or their legal proxy holders, are entitled to notice of and to vote at the special meeting. Such stockholders and their legal proxy holders will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/DARE2026SM, and will be able to vote online during the meeting as further described beginning on page 1 of the accompanying proxy statement. As described in more detail in the accompanying proxy statement, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials to attend and vote at the meeting. If your shares are held in “street name,” you should contact your bank, broker, or other organization that holds your shares to obtain your control number. Stockholders and proxy holders attending the meeting online will be deemed to be present in person.

By Order of the Board of Directors,

San Diego, California	William H. Rastetter
[●], 2026	Chair of the Board

Please vote your shares promptly to ensure the presence of a quorum at the special meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the special meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 1 of the accompanying proxy statement to vote.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To be Held on [●], 2026

GENERAL INFORMATION ABOUT THE MEETING

Daré Bioscience, Inc. (“Daré,” “we,” “us,” “our” or the “Company”) has prepared these materials for use at a special meeting of stockholders and any adjournment or postponement thereof (the “Special Meeting”). The Special Meeting is scheduled to begin at 9:00 a.m. Pacific Time, on [●], 2026.

The Special Meeting will be a completely virtual meeting conducted via live audio webcast. We believe this technology provides expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world.

Our proxy materials will be sent or made available to stockholders on or about [●], 2026. We are soliciting proxies pursuant to this Proxy Statement for use at the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

How do I attend the Special Meeting?

You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/DARE2026SM. Online check-in will begin at 8:45 a.m. Pacific Time and we suggest logging-on at that time to allow ample time for the check-in procedures. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone or similar companies.

Who can vote at the Special Meeting?

Only our stockholders of record at the close of business on the record date, or their legal proxy holders, are entitled to vote at the Special Meeting. The record date for the Special Meeting is [●], 2026. There were [●] shares of common stock outstanding and entitled to vote on the record date. Each share of our common stock has one vote on each matter.

What am I voting on?

The proposals scheduled to be voted on at the Special Meeting are:

Proposal 1:	to approve, in accordance with Nasdaq listing rules, the potential future issuance of shares of our common stock upon the exercise of outstanding warrants; and
Proposal 2:	to approve an adjournment of the Special Meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

How do I vote?

You are invited to attend the Special Meeting online to vote on the proposals described in this Proxy Statement during the meeting, however, you may vote your shares by simply following the instructions below to vote via the Internet, by telephone or by mail. Even if you intend to attend the Special Meeting online, we encourage you to vote your shares in advance using one of the methods described below to ensure that your vote will be represented at the Special Meeting.

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Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with our transfer agent, Equiniti Transfer & Trust Company, LLC, then you are a stockholder of record and you may vote those shares as follows:

●	During the Special Meeting: You may attend the Special Meeting online and vote during the meeting online by visiting www.virtualshareholdermeeting.com/DARE2026SM. You will be asked to provide the control number on your proxy card to access this site.

●	By Phone: Dial toll-free 1-800-690-6903 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from your proxy card. Please vote by 11:59 p.m. Eastern Time on [●], 2026 to ensure that your vote is counted.

●	By Internet: Complete an electronic proxy card at www.proxyvote.com. You will be asked to provide the control number from your proxy card. Please vote by 11:59 p.m. Eastern Time on [●], 2026 to ensure that your vote is counted.

●	By Mail: Complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy holders identified in the proxy card will vote all shares of our stock represented by a properly completed and executed proxy received in time for the Special Meeting in accordance with the stockholder’s instructions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding those shares is considered to be the stockholder of record for purposes of the Special Meeting. As a beneficial owner, you have the right to direct the organization holding those shares regarding how to vote such shares. You should have received a notice containing voting instructions from the organization that holds those shares. Follow the instructions provided by that organization to ensure that your vote is counted. If you wish to vote online during the Special Meeting, you must obtain a legal proxy from the organization that holds those shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Special Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions, however, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or during the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares are held in street name, the organization that holds your shares may vote your shares only on certain proposals without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the organization that holds your shares, whether that organization may exercise its discretion to vote your shares depends on whether a particular proposal is considered a “routine” or “non-routine” matter under the rules of the New York Stock Exchange applicable to securities intermediaries (even though we are a Nasdaq-listed company).

We do not expect either Proposal 1 or Proposal 2 to be considered a “routine” matter. Accordingly, if you do not provide voting instructions to the organization that holds your shares, we do not expect that those shares will be voted on either proposal at the Special Meeting because the organization that holds your shares typically lacks discretionary authority to vote uninstructed shares on non-routine matters.

Organizations may reach conclusions regarding their ability to vote your shares on a particular proposal that differ from our expectations expressed in this Proxy Statement. Accordingly, we encourage you to provide voting instructions to the organization that holds your shares on all proposals to ensure that your vote is counted. We expect that organizations will vote shares as you have instructed.

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What is a “broker non-vote”?

Generally, a “broker non-vote” occurs if the organization that holds your shares cannot vote your shares on a particular proposal because it has not received instructions from you and it does not have discretionary voting authority on that matter or because the organization that holds your shares chooses not to vote on a matter for which it does have discretionary voting authority, and there is at least one routine matter to be voted on at the meeting. We do not expect either Proposal 1 or Proposal 2 to be considered a routine matter. Accordingly, we do not expect any broker non-votes at the Special Meeting.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. If you are a stockholder of record, you may revoke your proxy and change your vote:

● During the Special Meeting: By attending the Special Meeting online and voting during the meeting as described above. Your attendance in and of itself at the Special Meeting will not revoke your proxy. Rather, you must properly vote during the Special Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation that is received by our Secretary prior to the Special Meeting. Any such notice is to be sent to our Secretary at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.

● By Phone: By using the phone voting method described above, in which case only your latest telephone proxy received before the deadline for phone voting will be counted.

● By Internet: By using the online voting method described above, in which case only your latest Internet proxy received before the deadline for online voting will be counted.

● By Mail: By signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Special Meeting will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in street name, follow the instructions provided by the organization that holds your shares.

How many votes are required to approve each proposal?

If a quorum is present at the Special Meeting, each of Proposal 1 and Proposal 2 will be approved by our stockholders if a majority in voting power of the votes cast on the applicable proposal are “FOR” the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on either or both proposals.

Abstentions and broker non-votes will have no effect on the outcome of either proposal. However, as discussed above, we do not expect any broker non-votes at the Special Meeting.

What is the quorum requirement?

A quorum is necessary to hold the Special Meeting. A quorum will be present if the holders of at least one-third of the voting power of the shares of our common stock outstanding and entitled to vote at the Special Meeting are present during the Special Meeting or represented by proxy.

Your shares will be counted for purposes of determining if there is quorum if you are entitled to vote and you are present during the Special Meeting or you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present. However, as discussed above, because we do not expect either proposal to be considered a routine matter, we do not expect any broker non-votes at the Special Meeting. If you hold your shares in street name and do not provide voting instructions to the organization that holds your shares, those shares will not be voted on any proposal and will not be counted for purposes of determining whether a quorum is present.

If a quorum is not present, we may propose to adjourn the Special Meeting to solicit additional proxies and reconvene the Special Meeting at a later date.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different registered accounts. Please follow the voting instructions on each set of proxy materials to ensure that all of your shares are voted.

Am I entitled to dissenters’ rights or appraisal rights?

No. Our stockholders are not entitled to dissenters’ rights or appraisal rights on any of the matters being submitted to stockholders at the Special Meeting.

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How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. None of our directors or employees will be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers and other similar organizations for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals and director nominations due for the 2027 annual meeting of stockholders?

Under our third amended and restated by-laws (our “by-laws”), to be considered for inclusion in our proxy materials for the 2027 annual meeting of stockholders, a stockholder must submit his, her or its proposal or director nomination in writing such that it is received by our Secretary at our principal executive offices not (a) later than the close of business on March 13, 2027, which is the 90th day prior to the first anniversary of our 2026 annual meeting of stockholders (the “Annual Meeting Anniversary Date”), or (b) earlier than February 11, 2027, which is the 120th day prior to the Annual Meeting Anniversary Date. Director nominations that a stockholder intends to present at next year’s annual meeting but does not intend to have included in our proxy materials, must be received in writing by our Secretary at our principal executive offices within the same time period stated above. However, if the date of the 2027 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the Annual Meeting Anniversary Date, a stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure (as defined in our by-laws) of the date of such annual meeting is first made. In order for a stockholder to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2027 annual meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our by-laws and must include the information in the notice required by our by-laws and by Rule 14a-19 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In order for a stockholder proposal to be included in our proxy materials for the 2027 annual meeting under Rule 14a-8 of the Exchange Act, we must receive such proposal at our principal executive offices no later than December 29, 2026, which is 120 days before the anniversary of the date the proxy statement for our 2026 annual meeting of stockholders was released to stockholders. However, if the date of the 2027 annual meeting is changed by more than 30 days from the date of our 2026 annual meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials.

Stockholders are also advised to review our by-laws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.

Our principal executive offices are currently located at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2027 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

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Householding of Proxy Materials

We have adopted an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, we send only one copy of the notice of special meeting of stockholders and proxy statement, to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice of special meeting of stockholders and proxy statement, from the other stockholder(s) sharing your address, please direct your written request to Daré Bioscience, Inc., Attention: Secretary, 3655 Nobel Drive, Suite 260, San Diego, California 92122 or contact us by phone at (858) 926-7655. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the notice of special meeting of stockholders and proxy statement, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders of record sharing the same address are receiving multiple copies of notice of special meeting of stockholders and proxy statement, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.

If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 1-866-540-7095.

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PROPOSAL 1

TO APPROVE, IN ACCORDANCE WITH NASDAQ LISTING RULES, THE POTENTIAL FUTURE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS

Overview

We are asking our stockholders to approve, in accordance with Nasdaq listing rules, the potential issuance of shares of our common stock underlying warrants to purchase up to an aggregate of 8,934,345 shares of our common stock that we issued in connection with a financing that was completed in August 2026, as described in more detail below.

The August 2026 Financing

On August 14, 2026, we entered into a securities purchase agreement with institutional investors (the “purchase agreement”), pursuant to which we issued and sold (i) in a registered direct offering priced at-the-market under Nasdaq listing rules an aggregate of (a) 4,085,687 shares of our common stock and (b) pre-funded warrants to purchase up to an aggregate of 293,894 shares of our common stock (such shares and pre-funded warrants were issued under our registration statement on Form S-3 (File No. 333-278380) and a related prospectus and prospectus supplement thereunder), and (ii) in a concurrent private placement (together with the registered direct offering, the “August 2026 financing”) (a) Series A warrants to purchase up to an aggregate of 4,379,581 shares of our common stock and (b) Series B warrants to purchase up to an aggregate of 4,379,581 shares of our common stock and/or pre-funded warrants to purchase up to an aggregate of 4,379,581 shares of our common stock (collectively, the “common warrants”). The offering price was $1.37 per share of common stock and $1.3699 per pre-funded warrant. For each share or pre-funded warrant purchased by an investor, such investor received one Series A warrant and one Series B warrant. The August 2026 financing was completed on August 17, 2026.

In connection with the August 2026 financing, we issued to Ladenburg Thalmann & Co. Inc., the placement agent for the financing, or its designees, warrants to purchase up to an aggregate of 175,183 shares of our common stock (the “placement agent warrants” and, together with the common warrants, the “warrants”).

The warrants were offered and sold, and the shares of common stock issuable upon exercise thereof will be offered and sold, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and/or Rule 506(b) promulgated thereunder.

On August 26, 2026, we filed a registration statement registering the resale of the shares of common stock issuable upon exercise of the warrants, and, under the terms of the purchase agreement, we agreed to use commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days (or 90 calendar days in the event of a “full review” by the SEC) following August 17, 2026, and to keep such registration statement effective at all times until the earlier of (i) the date all such shares have been sold pursuant to the registration statement or Rule 144 and (ii) the date all such shares are eligible for sale under Rule 144 without volume or manner-of-sale restrictions. The registration statement was declared effective on September 3, 2026.

Description of the Warrants

The common warrants have an exercise price of $1.37 per share and the placement agent warrants have an exercise price of $2.1235 per share, in each case, subject to customary adjustment for stock dividends, stock splits, rights offerings and similar events.

The right of a holder to exercise the warrants is subject to obtaining stockholder approval of this proposal (see “—Reasons for Seeking Stockholder Approval of this Proposal,” below). If such stockholder approval is obtained, the warrants will become exercisable from the time of such approval, and (i) the Series A warrants will expire five years from the date of such approval; (ii) the Series B warrants will expire two years from the date of such approval; and (iii) the placement agent warrants will expire on August 14, 2031.

A holder (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% of our outstanding shares of common stock immediately after exercise (or 9.99% of our outstanding shares of common stock immediately after exercise for those holders so electing), except that upon at least 61 days’ prior notice to us, a holder may increase this limitation up to 9.99%. In no event may the beneficial ownership limitation exceed 9.99%.

In the event of a fundamental transaction, as described in the warrants and generally including a reorganization, recapitalization or reclassification of our common stock, a sale of all or substantially all of our assets, a merger or consolidation, or a change of control, the holders of the warrants will be entitled to receive the consideration they would have received had they exercised the warrants immediately prior to the transaction, and, in certain circumstances, to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value (as calculated pursuant to the formula set forth in the warrants) of the unexercised portion of the warrants.

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Reasons for Seeking Stockholder Approval of this Proposal

Our common stock is listed on The Nasdaq Capital Market and, as such, we are subject to the Nasdaq listing rules, including Nasdaq Listing Rule 5635(d), which is commonly referred to as the “20% Rule.” The 20% Rule requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of shares of our common stock at a price less than the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement, if such issuance would result in the issuance of more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the agreements related to such issuance.

We are asking our stockholders to approve the potential issuances of shares of our common stock underlying the warrants because the issuance of such shares, when taking into account the issuance of the shares of common stock and the pre-funded warrants in the registered direct offering, would be prohibited by the 20% Rule unless we receive such stockholder approval. The warrants provide that they may not be exercised until stockholder approval of their exercise is obtained.

We are not seeking stockholder approval to authorize us to enter into the purchase agreement or to issue any of the securities we issued in the August 2026 financing, including any of the warrants. We have already entered into the purchase agreement and issued such securities, including the warrants.

In accordance with Nasdaq listing rules and related interpretations, to the extent that the investors in the registered direct offering own, as stockholders of record or beneficially, as of the record date for the Special Meeting, the 4,379,581 shares of common stock issued to such investors in the registered direct offering (including upon exercise of the pre-funded warrants issued to such investors in the registered direct offering), such investors are not entitled to vote such shares on this proposal. We anticipate that, to the extent such shares are voted by the investors on this proposal, the investors would vote such shares in favor of this proposal. Accordingly, for purposes of determining whether this proposal has been approved in accordance with applicable Nasdaq listing rules and related interpretations, to the extent the investors vote such shares (or instruct their broker to vote such shares) in favor of this proposal, we will instruct the inspector of elections to subtract such shares from the total number of shares voted in favor of this proposal.

Under the terms of the purchase agreement, we agreed to hold a stockholder meeting on or before November 15, 2026 to seek stockholder approval of the exercisability of the common warrants, and if such approval is not obtained at that meeting, to call a meeting every 60 days thereafter to seek such approval until such approval is obtained.

Accordingly, we are seeking stockholder approval of this proposal to comply with the 20% Rule, and any other Nasdaq listing rule that may require stockholder approval of the exercisability of the warrants, and to satisfy our obligation under the purchase agreement.

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Potential Consequences if this Proposal is Not Approved

As discussed above, we agreed to hold a stockholder meeting to seek stockholder approval of the exercisability of the warrants on or before November 15, 2026, and if such approval is not obtained at that meeting, to call a meeting every 60 days thereafter to seek such approval until such approval is obtained. The costs and expenses associated with repeatedly seeking such approval would adversely impact our cash levels and require us to spend funds on seeking such approval rather than on operating our business. In addition, management would be required to devote substantial time and attention to seeking such approval, distracting management from operating our business.

If our stockholders do not approve this proposal, unless we obtain stockholder approval of the exercisability of the warrants in the future, none of the warrants will be exercisable and we would not receive the proceeds from any cash exercises of the warrants, to the extent such warrants are so exercised. If all of the warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $12.4 million. No assurances can be given that any of the warrants will be exercised or, if exercised, as to when they will be exercised.

Failure to obtain approval of this proposal may also discourage future investors from investing in our future financings, and we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all.

Potential Consequences if this Proposal is Approved

If this proposal is approved, the holders of the warrants will be permitted to exercise their warrants, although no such holder has any obligation to do so. To the extent that the warrants are exercised, the voting power and ownership interest of our existing stockholders would be diluted. Assuming all of the warrants are exercised in full and the exercise price is paid in cash, we would issue an aggregate of 8,934,345 shares of our common stock, or approximately 45% of the outstanding shares of our common stock as of September 18, 2026, and the voting power and ownership interest of our existing stockholders would be correspondingly reduced. The overhang represented by the warrants and/or the sale of the shares issued upon the exercise of the warrants in the open market also could materially and adversely affect the market price of our common stock.

Interests of Certain Persons

None of our directors, officers, or any of their affiliates were investors in the financing described above, and none of them own any of the warrants. None of our directors or executive officers has a substantial interest, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares of our common stock and our other securities.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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PROPOSAL 2

TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING

In this proposal, we are asking our stockholders to authorize us to adjourn the Special Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1 at the Special Meeting. If our stockholders approve this proposal, we could adjourn the Special Meeting without a vote on Proposal 1 to solicit additional proxies and/or to seek to convince stockholders to change their votes in favor of such proposal.

If the meeting is adjourned, no notice of any adjournment of less than 30 days is required to be given if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of September 18, 2026, regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 19,669,083 shares of our common stock issued and outstanding on September 18, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California, 92122.

The exercise of the warrants described in Proposal 1 is subject to stockholder approval and to a beneficial ownership limitation of 4.99% (or, for certain warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. After giving effect to the foregoing, none of the holders of the warrants would beneficially own more than 5% of our outstanding common stock and are excluded from the table below accordingly.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
Law Custodial, Inc. (1)	1,109,428	7.6%

Named Executive Officers and Directors
Sabrina Martucci Johnson (2)	454,393	2.3%
MarDee Haring-Layton (3)	92,305	*
Jessica D. Grossman, M.D. (4)	24,332	*
Susan L. Kelley, M.D. (5)	24,938	*
Gregory W. Matz, CPA (6)	24,374	*
William H. Rastetter, Ph.D. (7)	25,796	*
Robin J. Steele, J.D., L.L.M. (8)	45,030	*

All directors and executive officers as a group (7 persons) (9)	691,168	3.4%

2026 Proxy Statement | Page 10

*	Less than 1%

(1)	The reporting person beneficially owns 1,109,428 shares of common stock of which 631,401 shares are held as trustee with sole voting and dispositive power. The reporting person’s address is 6/F, Wings Building, 110-116 Queen’s Road Central, Central, Hong Kong. The foregoing information is based on information in a Schedule 13G/A filed by the reporting person on December 23, 2025.

(2)	Includes (a) 331,020 shares of common stock issuable upon exercise of stock options, (b) 21,600 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) 21,600 shares of common stock issuable upon exercise of warrants. The outstanding shares are held by The Vincent S. Johnson and Sabrina M. Johnson Family Trust dated February 14, 2005. Ms. Johnson is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(3)	Consists of 92,305 shares of common stock issuable upon exercise of stock options.

(4)	Consists of 24,332 shares of common stock issuable upon exercise of stock options.

(5)	Consists of 24,938 shares of common stock issuable upon exercise of stock options.

(6)	Includes 24,332 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Matz Trust Dated December 20, 1999. Mr. Matz is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(7)	Includes 24,937 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by William and Marisa Rastetter Trustees of the Rastetter Family Trust U/A Dated 09/02/2010. Dr. Rastetter is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(8)	Includes 24,515 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Robin J. Steele Trust DTD 1/30/2015. Ms. Steele is the trustee of such trust and has sole investment and dispositive power over such shares.

(9)	Includes (a) 546,379 shares of common stock issuable upon exercise of stock options, (b) 21,600 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock, and (c) 21,600 shares of common stock issuable upon exercise of warrants. The members of this group are our two executive officers (Ms. Johnson and Ms. Haring-Layton) and our five non-employee directors (Drs. Grossman, Kelley, and Rastetter, Mr. Matz, and Ms. Steele).

OTHER MATTERS

Under our by-laws, the business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. Accordingly, no business is expected to be transacted at the Special Meeting other than the matters described in this Proxy Statement. If any other business properly comes before the Special Meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our Board.

2026 Proxy Statement | Page 11

DARĒ BIOSCIENCE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on ________, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DARE2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on ________, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04129-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DARÉ BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

T04130-TBD

DARÉ BIOSCIENCE, INC.
Special Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DARÉ BIOSCIENCE, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ____________, 2026

The undersigned stockholder(s) hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement with respect to a Special Meeting of Stockholders of Daré Bioscience, Inc. to be held on ____________, 2026 at 9:00 a.m. Pacific Time, and hereby appoint(s) SABRINA MARTUCCI JOHNSON and MARDEE HARING-LAYTON, and each of them, as proxies and attorneys-in-fact, with full power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of Daré Bioscience, Inc. common stock which the undersigned is/are entitled to vote at such meeting, and any adjournment or postponement thereof, upon the proposals identified on the reverse side of this proxy, and in their discretion upon any other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND IN THE PROXY'S DISCRETION, AS SAID PROXY DEEMS ADVISABLE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/DARE2026SM to attend the meeting.

Continued and to be marked, dated, and signed on the reverse side